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                                                                EXHIBIT  10.06




                  INTERCOMPANY INFORMATION SERVICES AGREEMENT
                              BETWEEN EQUIFAX INC.
                                      AND
                                CHOICEPOINT INC.
                             DATED JULY ____, 1997
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                               TABLE OF CONTENTS


ARTICLE I DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         Section 1.1. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II INFORMATION SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         Section 2.1. Information Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 2.2. Supplemental Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 2.3. Mutual Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.4. FCRA Certification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III FEES AND PAYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

         Section 3.1. Fees and Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.2. Payment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.3. Disputed Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.4. Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.5. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV REPRENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE V LIMITATION ON ACTIONS AND LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         Section 5.1. Covenant Not to Sue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 5.2. Release . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 5.3. Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI INDEMINIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         Section 6.1. Choice Point Indemnification of the Equifax Group . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 6.2. Equifax Indemnification of the Choice Point Group . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 6.3. Insurance and Third Party Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VII INDEMNIFICATION PROCEDURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         Section 7.1. Notice and Payment of Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 7.2. Notice and Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VIII CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         Section 8.1. Exclusions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 8.2. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 8.3. Employee Confidentiality Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 8.4. Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 8.5. Competitive Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 8.6. No Implied Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IX CONTINUED ASSISTANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 9.1. Continued Assistance and Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 9.2. Litigation Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

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
ARTICLE X TERM AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         Section 10.1. Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 10.2. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 10.3. Effect of Termination and Expiration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE XI MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         Section 11.1. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.2. Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 11.3. Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.4. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.5. Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.6. Further Assurances and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 11.7. Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.8. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.9. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.10. Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 11.11. Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25



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         THIS INTERCOMPANY INFORMATION SERVICES AGREEMENT dated as of
_________, 1997, is entered into by EQUIFAX INC., a Georgia corporation ("Equifax"), and CHOICEPOINT INC., a Georgia corporation ("ChoicePoint").

                                   BACKGROUND

         A.ChoicePoint is a wholly owned subsidiary of Equifax formed among other reasons for the purposes of receiving and conducting the business of the ChoicePoint Group (as defined below) and taking title to the intellectual property assets and assuming the associated liabilities related to the business operations of the ChoicePoint Group.

         B. A.The transfer of such business, assets and liabilities, as well as other assets, will be effected pursuant to the Distribution Agreement (as defined below).

         C. A.The parties intend that the Distribution (as defined in the Distribution Agreement) not be taxable to Equifax or its shareholders pursuant to Section 355 of the Code (as defined below).

         D.Equifax and its Affiliates (as defined below) provide various Information Services (as defined below) to each other and to their respective customers. Prior to the Distribution, Equifax and its Affiliates utilized both common resources and discrete, commercial products purchased from one another in the conduct of their respective businesses. At and after the Effective Time, Equifax and ChoicePoint desire to purchase from each other and their Group members certain Information Services for their own use and for resale to their Group customers.

         E.The parties have determined that it is necessary and desirable to set forth the arrangements required to effect the purchase and sale of their respective Information Services to the members of each Group and to set forth their other agreements that will govern certain other matters regarding the parties' respective purchase and sale of Information Services following the Distribution.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements and covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, each party agrees for itself and jointly and severally with each member of its Group, and will cause each member of its Group to agree jointly and severally with it, as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.1.     Definitions.

         As used herein, the following terms have the following meanings:

         (a) "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

         (b) "Affiliate" means, with respect to a party, any corporation, partnership (general or limited), limited liability corporation, joint venture or other form of business entity that controls, is controlled by or is under common control with that party; and "control" means (i) either directly or indirectly owning or having the right to vote ownership interests possessing a majority of the aggregate voting power of all ownership interests of that entity, or (ii) having the power to control and direct, either directly or indirectly, the business and affairs of that entity or to elect or appoint the person (or if more than one, a majority of the persons) who is responsible for the management and control of the business and affairs of that entity.

         (c) "Agreement" means the terms and conditions of this Intercompany Information Services Agreement and the Exhibits attached hereto.

         (d) "Ancillary Agreements" means all of the written agreements, instruments, understandings, assignments or other arrangements entered into in connection with the transactions contemplated hereby and in the Distribution Agreement, including without limitation, the Distribution Agreement, the Employee Benefits Agreement, the Transition Support Agreement, the Intellectual Property Agreement, the CUE UK Agreements, the Tax Sharing and Indemnification Agreement, and the Real Estate Agreements.

         (e) "ChoicePoint Business" means the businesses conducted by the members of the ChoicePoint Group as of the Effective Time.

         (f)     "ChoicePoint Group" means the entities set forth on Exhibit A.

         (g)     "ChoicePoint Indemnitees" has the meaning given in Section
6.2.

         (h) "ChoicePoint Liabilities" means all unsatisfied Liabilities incurred attendant with the purchase of Information Services from the Equifax Group under this Agreement, whether arising before, on or after the Effective Time.

         (i) "ChoicePoint Products" means those products, services and deliverables offered for sale by the ChoicePoint Group to the Equifax Group, in its sole discretion from time to time.

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         (j)     "Code" means the Internal Revenue Code of 1986, as amended.

         (k) "Company Information" means collectively the Proprietary Information and the Confidential Information of the disclosing party. Company Information also includes information that has been disclosed to Equifax or any of its Affiliates prior to the Effective Time, or to any member of either Group after the Effective Time, by a third party subject to an obligation to treat such information as confidential or secret.

         (l) "Confidential Information" means any and all confidential company business information of the disclosing party that does not constitute Proprietary Information and that is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy and confidentiality, including without limitation, the Provider Information, the existence and nature of the relationship between the parties including, without limitation, the prices set forth in the Exhibits to this Agreement, employees of the disclosing party, and any and all additional information disclosed by the disclosing party to the receiving party as a result of the receiving party's access to and presence at the disclosing party's facilities.

         (m)     "Consumer Credit Information" means information pertaining to
(i) a consumer's identification and credit accounts, including but not limited to, the identity of the credit grantor, the type of account, the credit limit, the transaction history of the account, the payment history of the account, and other action taken by the consumer or the credit grantor with respect to the account, such as the closing or writing off of the account, credit file inquiries or collection items, or (ii) the consumer's check transactions, including their check transaction history and instances where the consumer has written checks that were not honored by the consumer's drawee, or (iii) public record items regarding a consumer, including without limitation, judgments, tax liens, and bankruptcy filings, or (iv) analytical or predictive scores based on any or all of the above.

         (n) "Consumer Insurance Information" means consumer-specific information (i) not already available to the Equifax Group from its databases and those of its System Affiliates and (ii) which, upon delivery to the End User, is to be used in connection with the offering of insurance products to consumers.

         (o)     "Consumer Report" has the meaning given in the FCRA.

         (p)     "Consumer Reporting Agency" has the meaning given in the FCRA.

         (q)     "DAT" means a personal computer or direct access terminal.

         (r) "Designated ChoicePoint Member" means a member of the ChoicePoint Group, as designated by ChoicePoint in its sole discretion from time to time.

         (s) "Designated Equifax Member" means a member of the Equifax Group, as designated by Equifax in its sole discretion from time to time.

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         (t)     "Direct Damages" means actual, direct damages incurred by the claiming party which include, by way of example but without limitation, the costs to correct any deficiencies in the Information Services rendered by Provider and similar damages, but "Direct Damages" shall not include (A) loss of interest, profit or revenue of the claiming party or (B) incidental, consequential, special or indirect damages suffered by the claiming party and shall not include punitive or exemplary damages suffered by the claiming party arising from or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

         (u)     "Disputes" has the meaning given in Section 11.10.

         (v)     "Distribution" has the meaning given in the Distribution
Agreement.

         (w) "Distribution Agreement" means that certain Distribution Agreement entered into on or prior to the Distribution Date between Equifax and ChoicePoint, as amended from time to time.

         (x) "Distribution Date" means the business day as of which the Distribution shall be effective, as determined by the Board of Directors of Equifax.

         (y) "Effective Time" means 5:00 p.m. Eastern Daylight Time on July 31, 1997.

         (z) "End User" means a Recipient or its Subscriber, which Person will use a given item of Provider Information, or on whose behalf such information will be used, in making a business decision concerning the subject of such information.

         (aa) "Equifax Business" means the businesses now or formerly conducted by Equifax and its present and former Affiliates, other than the ChoicePoint Business, at the Effective Time.

         (bb) "Equifax Group" means Equifax and its Affiliates existing at the Effective Time and as modified from time to time thereafter, excluding all members of the ChoicePoint Group.

         (cc)    "Equifax Indemnitees" has the meaning given in Section 6.1.

         (dd) "Equifax Liabilities" means all unsatisfied Liabilities incurred attendant with the purchase of Information Services from the ChoicePoint Group under this Agreement whether arising before, on or after the Effective Time.

         (ee) "Equifax Products" means those products, services and deliverables offered for sale by the Equifax Group to the ChoicePoint Group in its sole discretion from time to time.

         (ff)    "FCRA" means the federal Fair Credit Reporting Act, 15 U.S.C.
Section 1681, et. seq.

         (gg)    "Group" means the ChoicePoint Group and/or the Equifax Group.


                                      4
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         (hh)    "Indemnifiable Loss" means any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) in connection with any and all Actions or threatened Actions.

         (ii)    "Indemnified Party" has the meaning given in Section 7.1.

         (jj)    "Indemnifying Party" has the meaning given in Section 7.1.

         (kk) "Information Services" means those on-line and off-line computer-based information databases, the inspection services, reporting services, processing services, and transmission services provided by either party or the members of its respective Group pursuant to this Agreement, including without limitation, the ChoicePoint Products, Equifax Products and Provider Information.

         (ll) "Intellectual Property Agreement" means that certain Intellectual Property Agreement entered into on or prior to the Distribution Date between Equifax and ChoicePoint, as amended from time to time.

         (mm) "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, with respect to a specified object, matter, contract, commitment or undertaking, including without limitation, all debts, liabilities and obligations arising under any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, related thereto and those arising under any contract, commitment or undertaking relating to such specified object, matter, contract, commitment or undertaking.

         (nn) "Non-Consumer Reporting Agency" means a Recipient that will resell a given item of Provider Information that is not a Consumer Report .

         (oo) "Permissible Purposes" means one of the permitted purposes for which a Consumer Report may be provided pursuant to the FCRA.

         (pp) "Person" means any individual, entity (whether or not formed as a corporation, sole proprietorship, partnership, limited liability company or other form of entity and whether or not conducting its affairs for profit), and any governmental entity or agency.

         (qq) "Prime Rate" means the prime rate of interest as determined from time to time by SunTrust Bank, Atlanta.

         (rr) "Proprietary Information" means all non-public information, whether tangible or intangible, related to the services or business of the disclosing party that (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by another Person who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts by the disclosing party that are reasonable under the circumstances to maintain its secrecy, including without limitation, (A) marking any information reduced to tangible form clearly and conspicuously with a legend identifying its confidential or proprietary nature; (B) identifying any oral communication as confidential immediately before, during, or after such oral communication; or
(C) otherwise treating such information as confidential or secret. Assuming the criteria in clauses (i) and (ii) above are met, Proprietary Information includes information, without regard to form, including but not limited to, technical and nontechnical data, databases, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers and suppliers (which are not commonly known by or available to the public), research, development, and existing and future products.

         (ss) "Provider" means any member of either Group when providing Information Services to the members of the other Group pursuant to this Agreement.

         (tt) "Provider Information" means information regarding any Person, at the individual or aggregated levels, contained in any ChoicePoint Product or Equifax Product, respectively, offered to any member of the other party's Group, including without limitation, Consumer Credit Information and Consumer Insurance Information.

         (uu) "Recipient" means any member of either Group when acquiring Information Services from the other Group pursuant to this Agreement.

         (vv) "Representatives" means, individually and collectively, officers, directors, employees, agents, and/or independent contractors of each member of the Group.

         (ww) "Subscriber" means any customer of a Recipient which obtains Provider Information from Recipient; provided, however, that a Subscriber will be deemed to be a "Qualified Subscriber" only if the Subscriber meets the criteria therefor set forth in the Provider's Supplemental Agreement in effect from time to time, as amended and/or modified by the Provider.

         (xx) "Supplemental Agreements" means the Equifax Group's supplemental terms and conditions set forth in Exhibit D and the ChoicePoint Group's supplemental terms and conditions set forth in Exhibit E, as amended from time to time during the term of this Agreement.

         (yy) "System Affiliate" means a Person that is not an Affiliate of Equifax that has entered into a written agreement with Equifax Credit Information Services, Inc. regarding the provision of consumer reporting services through the automated credit service known as "The Automated Credit Reporting Online Package".

         (zz)    "Third Party Claim" has the meaning given in Section 7.2.


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                                   ARTICLE II

                              INFORMATION SERVICES

         Section 2.1.     Information Services.

         (a) During the term hereof, each provision of Information Services by any member of one Group to any member of the other Group will be subject to the terms and conditions of this Agreement and the Supplemental Agreements applicable to the elements comprising the Information Services as amended and/or modified from time to time during the term of this Agreement by the Provider, whether such provision arises independently of any prior or subsequent contractual obligation. The Information Services which are provided by members of one Group to the members of the other Group as of the Distribution Date are set forth on Exhibits B and C.

         (b) The parties acknowledge that the Information Services to be provided by the Equifax Group may contain Provider Information owned by the Equifax Group as well as by System Affiliates, and that the Equifax Group can only provide Information Services containing information owned by its System Affiliates to the extent that the System Affiliates authorize the provision of such information and subject to the applicable charges to be paid by, and payment terms for, the ChoicePoint Group as established by the applicable System Affiliate.

         (c) The parties have each exerted their best efforts to identify each type of Information Service presently provided by the members of one Group to the members of the other Group and to address such Information Services in this Agreement. The parties acknowledge that there may be Information Services provided by the members of one Group to the members of the other Group which are not addressed in this Agreement, but agree that all such services are intended to be governed by this Agreement. Moreover, the parties agree: that the Information Services provided may require adjustments during the term of this Agreement to reflect the evolving business and operations of each Group and applicable law; that the relationship memorialized by this Agreement is dynamic in nature and will evolve as the operating and business environment of each Group changes and evolves; and that the scope of the Information Services that will be provided during the term and the corresponding fees charged and payment terms extended by the parties may need to be modified to reflect the foregoing. The parties agree to cooperate and negotiate with each other in good faith in order to modify this Agreement as appropriate to give effect to the intent of the parties and to satisfy the requirements of each party, as described in Sections 2.1(a) and (d).

         (d) For the one hundred-eighty (180) days following the Effective Time, each party shall have the right to inventory, validate and update any information and the services, products and deliverables that comprise the Information Services that are reflected in or omitted from this Agreement and attached Exhibits. If the parties determine that this Agreement or the Exhibits hereto contain discrepancies from the intent of this Agreement, this Agreement and/or Exhibits

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

shall be promptly changed, modified, updated and adjusted to correct such discrepancies, so that this Agreement and/or Exhibits will be correct and accurately reflect the Information Services, and attendant charges and payment terms, provided by one Group to the other Group at the Effective Time. In the event that either party discovers such an omission from this Agreement or a discrepancy from the intent hereof: (a) that party will immediately notify the other party and the parties will promptly negotiate in good faith to establish the specific terms and conditions applicable to such Information Services; (b) this Agreement will govern the general terms and conditions applicable to the provision of such Information Services; and (c) the Provider will not cease to provide such Information Services, unless the parties are unable to agree upon the specific terms and conditions applicable to such Information Services. If either party disputes the existence of a discrepancy identified by the other party, the parties will submit the matter for dispute resolution as specified in Section 11.10.

         (e) During the ninety (90) day period following the Effective Time, the parties will negotiate in good faith to establish mutually agreed operational procedures to effect the delivery of the Information Services and to establish performance standards for the delivery of the Information Services.

         Section 2.2.     Supplemental Agreements.

         The terms and conditions applicable to any given provision of Information Services pursuant to this Agreement will vary depending on (a) whether such Information Services are regulated pursuant to the FCRA or other law or regulation, (b) the type of Information Services purchased, (c) the role in which the Recipient purchases such Information Services, including without limitation, as a Non-Consumer Reporting Agency, Consumer Reporting Agency or End User, (d) the purpose for which the Recipient's Subscriber ordered the products, services and deliverables based upon such Information Services, and
(e) the third party limitations and restrictions applicable to the provisions of the Information Services by the Provider. Accordingly, the terms and conditions applicable to any given acquisition of Information Services by any Recipient pursuant to this Agreement are supplemented by the terms and conditions of the Supplemental Agreement(s) with respect to the type of Information Services purchased, the role in which the Recipient purchases such Information Services and the purpose for which the Recipient's Subscriber ordered the products, services and deliverables that are based upon such Information Services, as such Supplemental Agreement(s) is modified and/or amended from time to time during the term of this Agreement by the Provider.
In the event of a conflict between the terms and conditions set forth in the body of this Agreement and the specific terms and conditions regarding provisions required by law or regulation, the type of Information Services, the role of Recipient and/or use of particular Information Services set forth in the Provider's Supplemental Agreement, the terms and conditions set forth in the body of this Agreement will be controlling. In the event that any provision contained in Articles III, IV, V, VI, VII, VIII, X and/or XI conflicts with and/or overlaps in subject matter with any provision contained in the Supplemental

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Agreements, the terms and conditions set forth in the body of this Agreement will prevail and be controlling.

         Section 2.3.     Mutual Obligations.

         (a) ChoicePoint and Equifax hereby covenant and agree that, for the one-year period following the Effective Time, the ChoicePoint Group, except for CDB Infotek and its subsidiaries, will obtain all of its requirements for Consumer Credit Information except for the check transaction information and the public record information described in Section 1.1(l)(ii) and (iii), from the Equifax Group and the Equifax Group shall provide to the ChoicePoint Group Consumer Credit Information to fulfill the ChoicePoint Group's requirements therefor; subject to the exceptions set forth in Section 2.3(c).

         (b) ChoicePoint and Equifax covenant and agree that, for the one-year period following the Effective Time, the Equifax Group will obtain all of its requirements for the types of driver's license and motor vehicle information contained in the ChoicePoint Group's products known as "Motor Vehicle Registry (MVR)" and/or "Additional Drivers Data (ADD)" ("Driver Information") from the ChoicePoint Group and the ChoicePoint Group will provide such information to the Equifax Group, subject to the exceptions set forth in
Section 2.3(c) below.

         (c)     Notwithstanding anything to the contrary contained in this
Section 2.3, the ChoicePoint Group may obtain its requirements for Consumer Credit Information and/or the Equifax Group may obtain its Driver Information requirements from other sources if:

                 (i) the Provider has no file on the consumer, or does not otherwise have the requested information readily available in its databases; or

                 (ii) the Recipient's customer requests that the information be obtained from a source other than the Provider, despite the Recipient's recommendation to the customer that the information be obtained from the Provider; or

                 (iii) the Recipient's customer or the product in which the Provider's information is to be included requires that such information be available with respect to all or substantially all of the geographic parts of the United States at a uniform price for all such information and the Provider is unable or unwilling to provide information with respect to all such geographic parts at such uniform price; provided, however, that the Provider shall respond to Recipient's request for such information within a reasonable period of time not to exceed ten (10) calendar days after Provider's receipt of Recipient's request; or

                 (iv) the Recipient also obtains such information from the Provider; provided, however, if one of the exceptions set forth in subsections (i) through (iii) above applies, the Recipient does not have to obtain such information from the Provider; or

                 (v) the Provider does not allow the information requested by the Recipient to be used in reports of the type or for the customers in question.

         (d)     Notwithstanding anything to the contrary contained in this
Section 2.3, the Equifax Group will not be obligated to provide Consumer Credit Information to the ChoicePoint Group for sale to customers of the Equifax Group.

         (e) ChoicePoint and Equifax hereby covenant and agree that if the Equifax Group makes a material change regarding its sources of supply of public record information for the United States, Equifax will offer to ChoicePoint the right to provide such public record information to the Equifax Group under terms and conditions as mutually agreed. If ChoicePoint and Equifax can mutually agree on commercially competitive terms and conditions for the provision of public record information to the Equifax Group, including without limitation, price, quantity, quality and delivery terms, within a reasonable period of time not to exceed thirty (30) days after delivery of notice of Equifax's intent to change its sources of supply to ChoicePoint, then the Equifax Group will obtain public record information from the ChoicePoint Group in accordance with such mutually agreed terms and conditions. Notwithstanding anything to the contrary contained herein, Equifax and ChoicePoint hereby specifically acknowledge and agree that this Section 2.3(e) shall not apply to the Equifax Group's ability to exercise any right of first refusal it may have to acquire any of its public record information vendors pursuant to a contractual agreement that exists as of the Effective Time with such vendors and/or its ability to obtain all or any portion of public record information from such vendor as to which Equifax exercises such right of first refusal. ChoicePoint hereby covenants and agrees not to directly or indirectly make an offer to purchase or otherwise solicit the purchase of such public record information vendors during the one- year period following the Effective Time.

         Section 2.4.     FCRA Certification.

         ChoicePoint and Equifax each certify, and shall ensure that each member of the ChoicePoint Group and Equifax Group shall certify that it will order Provider Information that constitutes a Consumer Report only for use for a Permissible Purpose in accordance with the FCRA, as amended from time to time.

                                  ARTICLE III

                                FEES AND PAYMENT

         Section 3.1.     Fees and Charges.

         Each Recipient will pay the Provider for all Information Services supplied to such Recipient according to the rates set forth on Exhibits B and C during the initial one-year term of this Agreement and according to such rates as are subsequently established by the Provider from time to time thereafter.

         Section 3.2.     Payment Terms.

         Each Recipient shall pay all invoices for Information Services requested by such Recipient within thirty (30) days after the date of each invoice.

         Section 3.3.     Disputed Amounts.

         In the event that a member of either Group disputes the accuracy or applicability of a charge or credit by a member of the other Group, such member will notify Equifax or ChoicePoint, respectively, of such dispute prior to the date on which the charge is to be paid or the credit issued or as soon as practicable after the discrepancy has been discovered after the applicable invoice is paid or credit is issued. The parties will investigate and resolve such disputes using the dispute resolution process provided in Section 11.10 of this Agreement. Any undisputed amounts contained on the invoice will be paid pursuant to Section 3.2. The party responsible for paying the disputed amount or issuing the disputed credit shall place the disputed amount in an escrow account until such dispute is resolved. Upon resolution of the dispute, the party in whose favor the dispute was resolved shall be paid any interest having accrued on the escrow monies and each party shall pay the escrow fees attributable to the disputed amount in an inverse proportion to the percentage of the disputed amount paid to each party.

         Section 3.4.     Interest

         Any and all amounts not paid when due shall bear interest on a day to day basis from the due date to the date of payment (both dates inclusive) at the lower rate of one and one-half percent (1 1/2%) per month or the highest rate allowable under applicable law.

         Section 3.5.     Taxes.

         All fees and charges payable under this Agreement are exclusive of all federal, state and local sales, excise, use, value added and similar taxes not measured by the income of Provider, which taxes shall be the sole responsibility of Recipient and shall be paid by Recipient at the rate and in the manner prescribed by applicable law and Section 3.2 hereof; provided, however, if required by applicable law, Provider shall separately itemize such taxes on Provider's invoice to Recipient, Recipient shall pay the amount of such taxes to Provider and Provider shall remit such amount to the applicable taxing authority. In lieu thereof, Recipient shall furnish Provider with a properly executed tax exemption certificate acceptable to the applicable taxing authority.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

         The parties and each Recipient and Provider recognize that every business decision represents an assumption of risk and that neither party, nor the members of either party's Group, in furnishing the Information Services to the other Group underwrites or assumes the other's risk in any manner. NEITHER PARTY, NOR ANY MEMBER OF EITHER PARTY'S GROUP NOR ANY OF ITS INFORMATION SOURCES, GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE INFORMATION SERVICES PROVIDED TO ANY MEMBER OF THE OTHER PARTY'S GROUP. NEITHER PARTY, NOR ANY OF ITS REPRESENTATIVES, INFORMATION SOURCES, LICENSORS, SYSTEM AFFILIATES OR MEMBERS OF ITS RESPECTIVE GROUP WILL BE LIABLE TO ANY OTHER PARTY OR ANY OF ITS REPRESENTATIVES, INFORMATION SOURCES, LICENSORS, SYSTEM AFFILIATES OR MEMBERS OF THE OTHER PARTY'S GROUP FOR ANY LOSS OR INJURY ARISING OUT OF, OR CAUSED IN WHOLE OR IN PART BY, ITS ACTS OR OMISSIONS IN PROCURING, COMPILING, COLLECTING, INTERPRETING, PROCESSING, REPORTING OR TRANSMITTING ANY INFORMATION OR THE INFORMATION SERVICES, EVEN IF DUE TO NEGLIGENCE. THE INFORMATION SERVICES ARE PROVIDED ON AN "AS IS" BASIS.

         No Provider makes any warranties whatsoever in connection with the performance of the DAT, or any other means of communication or provision of the Information Services from one party to the other, and no Provider will be responsible for transmission distortion, interruptions or failures of the DAT, or any other means of communication or provision of the Information Services, or of any Information Services. Each Recipient will ensure a secure means of delivery of Provider Information, unless otherwise agreed by the Provider, and will not deliver such information by means of any publicly accessible network (including without limitation, the Internet) without Provider's express written permission.

                                   ARTICLE V

                     LIMITATION ON ACTIONS AND LIABILITIES

         Section 5.1.     Covenant Not to Sue.

         Each member of each Group covenants not to sue or maintain any claim, cause of action, demand, cross-action, counterclaim, third-party action or other form of pleading against a Provider, a Provider's Representatives, sources of information, affiliated Credit Reporting Agencies, and/or System Affiliates (if applicable) arising out of or relating in any way to the accuracy or inaccuracy and/or validity or invalidity of any of the Provider Information, even if caused by the negligence of any such Person; provided, however, this Section shall not be applicable if the injury is caused by the intentional misconduct of such Person.

         Section 5.2.     Release.

         Each member of each Group recognizes that the accuracy of any Provider Information furnished is not warranted or guaranteed by the Provider thereof for any purpose, and releases the Provider and the Provider's Representatives, sources of information, affiliated Credit Reporting Agencies and System Affiliates (if applicable) from all liability in connection with the accuracy or inaccuracy and/or validity or invalidity of the Provider Information and from any and all charge, damage, loss and/or expense suffered by Recipient resulting directly or indirectly from such matters, even if caused by the negligence of any such Person; provided, however, this Section shall not be applicable if the injury is caused by the intentional misconduct of such Person. Each member of each Group shall include in its agreements with its Subscribers and End Users a release concerning the information received from Provider substantially in the form of the foregoing release obligation contained in this Section 5.2.

         Section 5.3.     Limitation of Liability.

         (a) Unless specifically provided to the contrary in this Agreement, neither party shall, nor shall any member of the party's respective Group, have any liability to the other party for any damages other than Direct Damages whether based on contract, tort (including without limitation, that caused by negligence, but excluding intentional misconduct), warranty, guarantee or any other legal or equitable grounds. The liability of any member of either Group to the other Group arising out of or resulting from a breach by such member and/or its Representatives of its obligations under this Agreement shall not exceed the Direct Damages incurred by the Recipient as a result of such event.

         (b) The limitations set forth in Section 5.3(a) shall not apply to:

                 (i) Any failure by any member of either Group to pay fees and expenses for the Information Services that are due and payable hereunder up to the effective date of the termination of the Agreement;

                 (ii)     Claims arising under Section 5.1 (Covenant Not to
         Sue) and/or Section 5.2 (Release);

                 (iii)    Indemnification obligations under Article VI; and

                 (iv) Any incident or event resulting in damages, charges and/or losses caused by the action or inaction of a member of either Group constituting intentional misconduct.

         (c) Except as set forth in Sections 6.1 and 6.2, neither party nor the members of its Group shall be liable for any damages to the other party or the members of its Group if and to the extent caused by the failure of such other party or the members of its Group to perform its responsibilities under this Agreement.

         (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY SECTION OF THIS AGREEMENT EXCEPT THIS SECTION 5.3, INCLUDING ANY AND ALL FUTURE AMENDMENTS AND ADDENDA, NEITHER PARTY, NOR ANY OF ITS REPRESENTATIVES, INFORMATION SOURCES, LICENSORS, SYSTEM AFFILIATES OR MEMBERS OF ITS RESPECTIVE GROUP WILL BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, WHETHER OR NOT THE OTHER PARTY HAS BEEN INFORMED OF OR MIGHT OTHERWISE HAVE ANTICIPATED OR FORESEEN THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE VI

                                INDEMNIFICATION

         Section 6.1.     ChoicePoint Indemnification of the Equifax Group.

         If the Distribution occurs, on and after the Distribution Date, ChoicePoint shall indemnify, defend and hold harmless each member of the Equifax Group and each of their respective Representatives (the "Equifax Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Equifax Indemnitees and arising out of or in connection with (a) any breach of Sections 5.1 (Covenant Not to Sue) or 5.2 (Release) by a member of the ChoicePoint Group, or (b) breach of Section 8.2 (Confidentiality); except such damages, loss, liability and expense resulting from the willful misconduct of a member of the Equifax Group.

         Section 6.2.     Equifax Indemnification of the ChoicePoint Group.

         If the Distribution occurs, on and after the Distribution Date, Equifax shall indemnify, defend and hold harmless each member of the ChoicePoint Group and each of their respective Representatives (the "ChoicePoint Indemnitees") from and against any all Indemnifiable Losses incurred or suffered by any of the ChoicePoint Indemnitees and arising out of or in connection with (a) any breach of Sections 5.1 (Covenant Not to Sue) or
5.2 (Release) by a member of the Equifax Group, or (b) breach of Section 8.2 (Confidentiality); except such damages, loss, liability and expense resulting from the willful misconduct of a member of the ChoicePoint Group.

         Section 6.3.     Insurance and Third Party Obligations.

         No insurer or any other third party shall be (a) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (b) relieved of the responsibility to pay any claims to which it is obligated, or (c) entitled to any subrogation rights with respect to any obligation hereunder.

                                  ARTICLE VII

                           INDEMNIFICATION PROCEDURES

         Section 7.1.     Notice and Payment of Claims.

         If any Equifax or ChoicePoint Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a party (the "Indemnifying Party") under Article VI (other than in connection with any Action or claim subject to Section 7.2), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within thirty (30) days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. Any amount owed under this Section 7.1 that is past due shall bear interest at a simple rate of interest per annum equal to the Prime Rate plus 2%.

         Section 7.2.     Notice and Defense of Third Party Claims.

         (a) Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to Article VI of this Agreement (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 7.2 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within thirty (30) days after receipt of such notice, the Indemnifying Party shall by giving written notice thereof to the Indemnified Party, (i) acknowledge, as between the parties hereto, liability for, and at its option, assumption of the defense of such Third Party Claim at its sole cost and expense or (ii) object to the claim of indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 7.2 setting forth the grounds therefor; provided that if the Indemnifying Party does not within the same thirty (30) day period give the Indemnified Party written notice acknowledging liability and electing to assume the defense or objecting to such claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged, as between the parties hereto, its liability to the Indemnified Party for such Third Party Claim.

         (b) Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         (c) If the Indemnifying Party does not assume the defense of a Third Party Claim for which it has acknowledged liability for indemnification that arises under Article VI, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and reasonable out-of-pocket expenses incurred in defending against such Third Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within fifteen (15) days after the final resolution of such Third Party Claim (whether by settlement, compromise, or the final nonappealable judgment of a court of competent jurisdiction or otherwise), or, in the case of any Third Party Claim as to which the Indemnifying Party has not acknowledged liability, within fifteen (15) days after such Indemnifying Party's objection has been resolved by settlement, compromise or the final nonappealable judgment of a court of competent jurisdiction.

                                  ARTICLE VIII

                                CONFIDENTIALITY

         Section 8.1.     Exclusions.

         Notwithstanding anything to the contrary contained in this Agreement, " Company Information" does not include any information that (a) is already known to the receiving party at the time it is disclosed to the receiving party by the disclosing party; or (b) before being divulged by the receiving party (i) has become generally known to the public through no wrongful act of the receiving party; (ii) has been rightfully received by the receiving party from a third party without restriction on disclosure and without, to the knowledge of the receiving party, a breach of an obligation of confidentiality running directly or indirectly to the disclosing party; (iii) has been approved for release to the general public by a written authorization of the disclosing party; (iv) has been independently developed by the receiving party without use, directly or indirectly, of Company Information received from the disclosing party; or (v) has been furnished to a third party by the disclosing party without restrictions on the third party's rights to disclose the information.

         Section 8.2.     Confidentiality.

         (a) Each party acknowledges, and shall cause each member of its Group to acknowledge, that it is in possession of significant confidential or proprietary information concerning the business operations and tangible and intangible property of the members of the other Group.

         (b) Each party shall, and shall ensure that each member of its Group shall, (i) receive and hold the Company Information of the other party in trust and in strictest confidence; (ii) protect such Company Information from disclosure and in no event take any action causing, or fail to take the action necessary in order to prevent, any such Company Information to lose its character as Company Information; (iii) exercise at a minimum the same care it would exercise to protect its own Company Information; and (iv) not use, reproduce, distribute, disclose, or otherwise disseminate the Company Information of the other party except as authorized pursuant to this Agreement and in the Supplemental Agreements attached hereto, as amended from time to time, or any Ancillary Agreement, or except pursuant to a requirement of a governmental agency or of law, without similar restrictions or other protections against public disclosure; provided, however, the receiving party must first give written notice of such required disclosure to the disclosing party, take reasonable steps to allow the disclosing party to seek to protect the confidentiality of the Company Information required to be disclosed, make a reasonable effort to obtain a protective order requiring that the Company Information so disclosed be used only for the purposes for which disclosure is required, and shall disclose only that part of the Company Information which, in the written opinion of its legal counsel, it is required to disclose. In no event shall the receiving party exercise less than a reasonable standard of care to keep confidential the Company Information. Any and all reproductions of such Company Information must prominently contain a confidential legend.

         (c) The receiving party may make disclosures of the Company Information of the disclosing party only to Representatives of the receiving party (i) who have a specific need to know such information; and (ii) who the receiving party has obligated under a written agreement to hold such Company Information in trust and in strictest confidence and otherwise to comply with the terms and provisions of this Agreement. ChoicePoint and Equifax agree, and shall ensure that each member of its respective Group agrees, to monitor each such Representative, enforce such agreements with its Representatives, and, upon request by the other party, promptly to furnish to the other party a list of the receiving party's Representatives having had access to such Company Information.

         (d) Within thirty (30) days following the receipt of a written request from the disclosing party, the receiving party must deliver to the disclosing party all tangible materials containing or embodying the disclosing party's Company Information applicable to a triggering event, together with a certificate executed by the president or any vice president of the receiving party certifying that all such materials in the receiving party's possession have been delivered to the disclosing party or, at the disclosing party's option, certify that all such materials in the receiving party's possession have been destroyed. For the purposes of this Section 8, a "triggering event" means the cessation of the provision of an Information Service by the disclosing party to the receiving party under this Agreement or the termination of the Agreement.

         (e)     The covenants of confidentiality set forth in this Agreement
(i) will apply after the Effective Time to all Company Information disclosed to the receiving party before and after the Distribution Date and (ii) will continue and must be maintained from the Effective Time through the termination of the relationship under this Agreement between Equifax and ChoicePoint and
(A) with respect to Proprietary Information, at any and all times after the termination of the relationship under this Agreement between Equifax and ChoicePoint during which such Proprietary Information retains its status as a "trade secret" under applicable law; and (B) with respect to Confidential Information, for the shorter of a period equal to two (2) years after termination of the relationship under this Agreement between Equifax and ChoicePoint, or until such Confidential Information no longer qualifies as confidential under applicable law.

         Section 8.3.     Employee Confidentiality Agreements.

         The members of the Group have entered into confidentiality and non-disclosure agreements with their respective employees. To the extent that any employee during or after employment violates such agreement and such violation is or may in the future be to the detriment of the other party's Group, at the written request of the affected party, the other Party shall promptly take remedial measures with such employee if and to the extent reasonable under the circumstances to preserve the value of the Information Services and to enforce its obligations hereunder. The party employing the affected employee shall have the unilateral right to determine the forum for, the manner of proceeding in, and legal counsel for such action and shall be entitled to any damages or other relief against such employee awarded in such action to the extent related to such party's Information Services or business. Each party shall bear all of its own out-of-pocket costs of pursuing such action and the other party shall cooperate in connection therewith.

         Section 8.4.     Rights and Remedies.

         (a) If either party, or any member of the Group, should breach or threaten to breach any of the provisions of this Article VIII, the non-breaching party, in addition to any other remedies it may have at law or in equity, will be entitled to a restraining order, injunction, or other similar remedy in order to specifically enforce the provisions of this Article
VIII. Each party specifically acknowledges, and shall cause each member of its respective Group, to acknowledge that money damages alone would be an inadequate remedy for the injuries and damage that would be suffered and incurred by the non-breaching party as a result of a breach of any of the provisions of this Article VIII. In the event that either party, or a member of such party's Group, should seek an injunction hereunder, the other party hereby waives, and shall cause each member of its Group to waive, any requirement for the submission of proof of the economic value of any Company Information or the posting of a bond or any other security.

         (b) The receiving party shall notify the disclosing party upon discovery of any unauthorized use or disclosure of Company Information, or any other breach of Article VIII of this Agreement by the receiving party, or any Representative of the receiving party's Group, and will cooperate with the disclosing party in every reasonable way to help the disclosing party regain possession of its Company Information and prevent its further unauthorized use or disclosure. The receiving party shall be responsible for the acts of any Representative of its Group that are in violation of this Article VIII.

         Section 8.5.     Competitive Activities.

         Subject to the rights and obligations set forth in Section 2.3 and
Article VIII, each party understands and acknowledges that the other party's Group may now market or have under development products that are competitive with products or services now offered or that may be offered by it and/or the members of its Group, and the parties' communications hereunder will not serve to impair the right of either party or any member of its respective Group to independently develop, make, use, procure, or market products or services now or in the future that may be competitive with those offered by the other party's Group, nor require either party and/or the members of its Group to disclose any planning or other information to the other party.

         Section 8.6.     No Implied Rights.

         All Company Information is and shall remain the property of the disclosing party and/or the member of its respective Group. By disclosing Company Information to the receiving party's Group, the disclosing party and/or the members of its respective Group do(es) not grant any express or implied rights or license to the receiving party's Group to or under any patents, patent applications, inventions, copyrights, trademarks, trade secret information, or other intellectual property rights heretofore or hereafter possessed by the disclosing party and/or the members of its respective Group.

                                   ARTICLE IX

                              CONTINUED ASSISTANCE

         Section 9.1.     Continued Assistance and Transition.

         (a) Following the Effective Time, Equifax and ChoicePoint shall, and shall cause each member of the Group to, cooperate in the orderly purchase and sale of Information Services hereunder. From time to time, at Equifax's or ChoicePoint's request and without further consideration, the other party shall, and shall cause each member of the other party's Group, as applicable, to execute, acknowledge and deliver such documents, instruments or assurances and take such other action as the requesting party may reasonably request to more effectively evidence compliance with the Supplemental Agreements applicable to the purchase and sale of Information Services as reflected in the Supplemental Agreements for the applicable Information Services in effect from time to time, as amended and/or modified by the Provider.

         Section 9.2.     Litigation Cooperation.

         (a) Upon written request, Equifax and ChoicePoint shall, and shall cause each member of its Group to, use reasonable efforts to make available to the other its Representatives as witnesses or consultants to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings, with respect to the Information Services provided thereby, arising out of the business of the other party or of any member of the other party's Group prior to the Distribution Date in which the requesting party or any member of its Group may from time to time be involved, at the cost and expense of the requesting party.

         (b) Equifax and ChoicePoint shall, and shall cause each member of its respective Group, to use reasonable efforts to notify the other if it learns of a potential or actual third party claim related to the Information Services provided pursuant to this Agreement to be brought against any member of the other's Group.

                                   ARTICLE X

                              TERM AND TERMINATION

         Section 10.1.    Term.

         (a) The term of this Agreement shall commence at the Effective Time and shall continue for one (1) year and shall be automatically renewed for separate, successive one-year periods, unless terminated in accordance with
Section 10.2.

         Section 10.2.    Termination.

         (a)     Either party may terminate this Agreement upon at least ninety
(90) days written notice given prior to the expiration of the then-current one-year term.

         (b)     Either party may terminate this Agreement:

                 (i) by giving notice to the other if the other party shall have failed within thirty (30) days after the receipt of written notice to remedy any material breach of this Agreement set forth in the notice;

                 (ii) if the other Party becomes insolvent, or is unable to pay its debts as due, or enters into or files or has filed or commenced against it a petition, arrangement, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any State of the United States or of any other country or jurisdiction, or has a trustee, receiver or liquidator appointed for all or a substantial part of its assets.

         (c) In addition, either party may cease to provide an Information Service to the other party's group at any time upon thirty (30) days written notice to the other party or a shorter time if necessary if, in such party's reasonable judgment, continuation of the Information Service becomes impossible, impractical, or undesirable due to legal, economic, or policy constraints or circumstances.

         Section 10.3.    Effect of Termination and Expiration.

         Upon termination or expiration of the term of this Agreement, all rights and obligations of the parties under this Agreement will immediately cease and terminate (except for the rights and obligations pursuant to Articles IV (Representations and Warranties), V (Limitations on Actions and Liabilities), VI (Indemnification), VII (Indemnification Procedures), and VIII (Confidentiality) and XI (Miscellaneous) and Sections 9.2 and 10.3, and the definitions required thereby which will survive such termination or expiration), and neither party will have any further obligation to the other party with respect to this Agreement, except for (a) fees and reimbursable expenses payable to the other party accrued but unpaid at the date of termination or expiration, and (b) the provisions of this Agreement which are specifically designated herein as surviving such termination or expiration.


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                                   ARTICLE XI

                                 MISCELLANEOUS

         Section 11.1.    Expenses.

         Except as specifically provided in this Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and the Ancillary Agreements shall be paid by Equifax.

         Section 11.2.    Notices.

         All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, or (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom the same is directed at its address as follows:

                          If to Equifax, to:

                                  Equifax Inc.
                                  1600 Peachtree Street, N.W.
                                  Atlanta, GA  30309
                                  Attention: Bruce S. Richards
                                  Corporate Vice President and General Counsel
                                  Fax: (404) 885-8682

                          with a copy to:

                                  Thomas F. Chapman
                                  President and Chief Operating Officer
                                  Fax:  (404) 885-8766

                          If to ChoicePoint, to:

                                  ChoicePoint Inc.
                                  1000 Alderman Drive
                                  Alpharetta, GA  30005
                                  Attention: J. Michael de Janes, Esq.
                                  Fax: (770) 752-5939



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

                          with a copy to:

                                  Derek V. Smith
                                  President and Chief Executive Officer
                                  Fax: (770) 752-6243

Either party may, by written notice delivered to the other party in accordance with this Section 11.2, change the address to which delivery of any notice shall thereafter be made.

         Section 11.3.    Amendment and Waiver.

         This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other terms, provision or condition of this Agreement.

         Section 11.4.    Entire Agreement.

         This Agreement and Exhibits constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

         Section 11.5.    Parties in Interest.

         Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of each other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than members of the Equifax Group and the ChoicePoint Group and the Equifax Indemnitees and ChoicePoint Indemnitees under Articles VI and VII hereof.

         Section 11.6.    Further Assurances and Consents.

         In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its respective Group or the business thereof.

         Section 11.7.    Severability.

         The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the parties as though such void, voidable or unenforceable provision were not a part hereof.

         Section 11.8.    Governing Law.

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state.

         Section 11.9.    Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

         Section 11.10.   Disputes.

         (a) All disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, "Disputes"), shall be resolved only in accordance with the provisions of this Section 11.10; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Section 11.10 hereof or to preserve the status quo pending resolution of Disputes hereunder.

         (b) Either party may give the other party written notice of any Dispute not resolved in the normal course of business. Within ten (10) days after delivery of the notice of a Dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of such party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that party and of any other person who will accompany such executive in resolving the Dispute. Within twenty (20) days after delivery of the first notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

         (c) If the Dispute has not been resolved by negotiations within sixty (60) days of the first party's notice, the Dispute shall be submitted, upon application of either party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be by a single arbitrator experienced in the matters that are at issue in the Dispute, which arbitrator shall be selected by the parties in accordance with the Rules. The arbitration shall be conducted in Atlanta, Georgia (or at any other place agreed upon by the parties and the arbitrator). The decision of the arbitrator shall be final and binding as to all matters at issue in the Dispute; provided, however, if necessary such decision may be enforced by either party in any court of law having jurisdiction over the parties or the subject matter of the Dispute. Unless the arbitrator shall assess the costs and expenses of the arbitration proceeding and of the parties differently, each party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrator shall be shared equally by the parties.

         (d) Notwithstanding anything to the contrary in this Section 11.10, the Presidents of Equifax and ChoicePoint shall have the authority to stay the time periods set forth in this Section 11.10 upon mutual agreement to take such action.

         (e) The parties agree to continue performing their respective obligations under the Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement.

         (f) Neither party will be compensated for any time or expense related to the Dispute resolution process. Each party will treat the existence and results of the dispute resolution process as Company Information of the party. Neither party may disclose the existence of the Dispute, evidence taken, resulting opinions or settlements of the Dispute hereunder without the prior written consent signed by the other party. This prohibition shall not apply to disclosures to counsel, made in documents filed with a court or required by law.

         Section 11.11.   Force Majeure.

         Neither party will be liable for any loss or damage due to causes beyond its control, including, but not limited to, fire, accident, labor difficulty, war, power or transmission failures, riot, Acts of God or changes in laws and regulations, provided that the affected party must (a) promptly notify the other party in writing and furnish all relevant information concerning the event

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

of force majeure; (b) use reasonable efforts to avoid or remove the cause of its non-performance; and (c) proceed to perform its obligations with dispatch when such cause is removed.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                            EQUIFAX INC.

                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------
                                            Date:
                                                 -----------------------------

                                            CHOICEPOINT INC.

                                            By:
                                               -------------------------------
                                            Title:
                                                  ----------------------------
                                            Date:
                                                 -----------------------------

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